UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EVO PAYMENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As previously disclosed, on August 1, 2022, EVO Payments, Inc., a Delaware corporation (“EVO Payments”), Global Payments Inc., a Georgia corporation (“Global Payments”), and Falcon Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Global Payments (“Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into EVO Payments (the “Merger”), with EVO Payments surviving the Merger as a wholly-owned subsidiary of Global Payments.

On September 6, 2022, EVO Payments filed a preliminary proxy statement with the SEC (the “Preliminary Proxy Statement”). On September 22, 2022, EVO Payments filed a definitive proxy statement with the SEC (the “Definitive Proxy Statement”) for the solicitation of proxies in connection with the special meeting of EVO Payments’ stockholders to be held on October 26, 2022 (the “Special Meeting”), for purposes of voting, among other things, on a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following announcement of the Merger, as of the date of this supplement to the Definitive Proxy Statement (the “supplement”), ten purported stockholders of EVO Payments have filed complaints against EVO Payments, members of the board of directors of EVO Payments (the “Board”) and/or Global Payments alleging claims under (i) Section 14(a) and Section 20(a) of the Exchange Act, (ii) the Georgia Uniform Securities Act of 2008 and/or (iii) New York common law (collectively, the “Complaints”). Seven suits were filed in the U.S. District Court for the Southern District of New York, one suit was filed in the U.S. District Court for the Northern District of Georgia, Atlanta Division, one suit was filed in the U.S. District Court for the District of Delaware and one suit was filed in the Supreme Court of the State of New York for the County of Nassau. All of the lawsuits remain pending. The Complaints assert that the defendants made misleading or materially incomplete disclosures regarding the Merger in the Preliminary Proxy Statement or the Definitive Proxy Statement, including but not limited to claims that the Preliminary Proxy Statement or the Definitive Proxy Statement, as applicable, omitted material information regarding the financial projections provided to Citigroup Global Markets, Inc. (“Citi”), as EVO Payments’ financial advisor, the valuation analyses performed by Citi, and alleged actual or potential conflicts of interest of EVO Payments’ management, the Board, and Citi with respect to the Merger. The Complaints generally name EVO Payments, its directors and/or Global Payments as defendants and seek injunctive relief, damages, costs, expenses, and other relief. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. In addition to the Complaints, purported stockholders of EVO Payments have delivered demand letters to EVO Payments that, among other things, allege the disclosure contained in the Definitive Proxy Statement is deficient and request that EVO Payments supplement such disclosure prior to the Special Meeting (the “Demand Letters”).

EVO Payments and the Board believe the Complaints and the Demand Letters are without merit, that each of the Preliminary Proxy Statement and the Definitive Proxy Statement fully comply with the Exchange Act and all other applicable law, and that no further disclosure is required. However, solely in order to mitigate the risk of delaying or otherwise adversely affecting the consummation of the Merger and to minimize the expense and distraction of defending such litigation, EVO Payments hereby voluntarily amends and supplements the Definitive Proxy Statement as set forth in this supplement. Nothing in the supplemental disclosures set forth below should be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The Board unanimously recommends that the EVO Payments stockholders vote “FOR” each of the proposals at the Special Meeting, each as described in the Definitive Proxy Statement.

The information contained in this supplement is incorporated by reference into the Definitive Proxy Statement. All page references in this supplement are to pages of the Definitive Proxy Statement, and all terms used in this supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. The following information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede or supplement such information in the Definitive Proxy Statement.

Supplemental Disclosures to the Definitive Proxy Statement

EVO Payments has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures. Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of October 14, 2022 unless the information indicates another date applies.

1.	The fourth full paragraph on page 35 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“On March 14, 2022, Mr. Sloan contacted Mr. Kelly and asked if they could speak on March 18, 2022. Mr. Kelly agreed to this request. On March 18, 2022, Mr. Sloan and Mr. Kelly spoke by telephone and, during the conversation, Mr. Sloan proposed a potential acquisition of EVO by Parent. Mr. Sloan and Mr. Kelly discussed at a high level the potential cost synergies that could be achieved in a transaction, which included a general discussion of potential cost synergies that could be realized in a transaction in connection with, among other matters, reduced selling, general and administrative expenses, lease expenses, and other public company corporate overhead costs. Mr. Sloan indicated that Parent would be willing to evaluate a potential acquisition of EVO in an all cash transaction at a purchase price per share in the high $20.00’s, but that Parent would not be able to offer a purchase price at or above $30.00 per share. Mr. Sloan further indicated that Parent’s indication of interest was subject to customary diligence, including a further evaluation of the cost synergies that could be achieved in a potential transaction. Mr. Sloan noted that Parent’s board of directors was supportive of the potential transaction. Mr. Kelly informed Mr. Sloan that EVO continued to be focused on executing its current strategy and operating as an independent, stand-alone company, but that he would discuss Parent’s interest to acquire EVO with EVO’s Board.”

2.	The fifth full paragraph on page 35 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“On March 21, 2022, the Investment Committee of EVO’s Board met to review the preliminary indication of interest from Parent. Members of EVO’s executive management, David W. Leeds, a member of EVO’s Board and Chair of the Audit Committee of EVO’s Board, and representatives of King & Spalding and Citi also participated in the meeting. Messrs. Vahe A. Dombalagian, Mark A. Chancy, Gregory S. Pope, Matthew W. Raino, and Rafik R. Sidhom served as members of the Investment Committee. At the meeting, representatives of King & Spalding discussed with the members of the Investment Committee their fiduciary duties, both in general and in the context of various types of transactions, as well as how the EVO Board might evaluate the potential transaction with Parent. Mr. Kelly and members of EVO’s executive management reviewed EVO’s financial and business performance with the Investment Committee. Representatives of Citi reviewed developments in the payments and financial services industries and Parent’s history of prior merger transactions. After discussion, the Investment Committee determined that Parent’s preliminary indication of interest should be reviewed with the full EVO Board and representatives of Citi and King & Spalding at a meeting to be scheduled in the near term.”

3.	The last paragraph on page 36 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“On June 14, 2022, EVO’s Board met to review the June Proposal. Members of EVO’s executive management and representatives of King & Spalding and Citi participated in the meeting. At the meeting, Mr. Kelly discussed with EVO’s Board the events leading up to, as well as the key terms of, the June Proposal. Representatives of King & Spalding discussed with the members of EVO’s Board their fiduciary duties, both in general and in the context of various types of transactions, as well as how the EVO Board might evaluate the potential transaction with Parent. Representatives of Citi discussed with the EVO Board the recent stock price performance of EVO and other companies in the payments and financial services industries, premiums paid by acquirors in transactions involving U.S. publicly traded targets, and potential next steps if EVO were to further evaluate the June Proposal. Representatives of Citi also discussed with EVO’s Board Citi’s illustrative preliminary financial analysis with respect to EVO. After discussion, and after considering the perspectives of the members of EVO’s Board, EVO’s executive management, and representatives of King & Spalding and Citi, EVO’s Board authorized EVO’s CEO to continue discussions with Parent regarding a potential transaction if Parent would agree to increase the top end of its purchase price range to $35.00 per share in the transaction.”

4.	The last full paragraph on page 37 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“The EVO Board also discussed as a preliminary matter the TRA and the potential implications that a transaction with Parent would have on the TRA. EVO’s executive management noted that, based on its assessment of the TRA and related tax matters, an early termination payment under the TRA would be required to be paid to the parties to the TRA if a transaction with Parent was consummated. EVO’s executive management also noted that any such early termination payment would need to be calculated and assessed by a third party, and proposed that EVO engage Ernst & Young LLP, which we refer to as “EY,” for this purpose. After discussion, the EVO Board also determined to establish an independent committee of the EVO Board, which we refer to as the “TRA Committee,” to review and evaluate, on behalf of the EVO Board, the implications of the potential transaction with Parent on the TRA and to consider and recommend, on a non-binding basis, any actions concerning the TRA to the EVO Board for its consideration. Mark A. Chancy, Gregory S. Pope, and David W. Leeds, each of whom were determined to be independent of EVO’s management and the other parties to the TRA, were appointed to the TRA Committee. The Board also authorized EVO’s management to engage EY to perform an analysis of the early termination payment that would be required to be paid by EVO under the terms of the TRA in the potential transaction with Parent.”

5.	The fourth full paragraph on page 40 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“On July 12, 2022, EVO’s Board met with members of EVO’s executive management and representatives of King & Spalding and Citi. During the meeting, members of EVO’s executive management updated EVO’s Board on the due diligence activities conducted by Parent. Representatives of Citi discussed with EVO’s Board Citi’s illustrative preliminary financial analysis with respect to EVO. Mr. Kelly also informed the EVO Board that Parent’s board of directors was meeting on July 18, 2022 to receive an update on the proposed transaction. In addition, EVO’s Board again discussed with EVO’s executive management and representatives of Citi the possibility of contacting other potential acquirors to gauge their interest in evaluating a potential transaction with EVO. After discussion, EVO’s Board determined, consistent with its prior discussion and determination at the June 14, 2022 meeting of the EVO Board and based on the same considerations discussed at that meeting, that evaluating a potential transaction with Parent without contacting other potential acquirors before announcing a transaction continued to be in the best interest of EVO and its stockholders. Consistent with the EVO Board’s determination, EVO did not enter into a confidentiality agreement with any party other than Parent in connection with the potential transaction. On July 12, 2022, the closing sale price of EVO’s Class A common stock was $24.58.”

6.	The second full paragraph on page 52 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“Based on the multiples calculated and observed for the selected companies as described above and its professional judgment and experience, Citi identified and applied selected reference ranges of: (i) firm value to calendar year 2023 adjusted EBITDA multiples of 9.5x to 11.5x to EVO’s estimated calendar year 2023 adjusted EBITDA, reflected in the Management Projections, to derive a range of implied firm values for EVO and (ii) price to calendar year 2023 adjusted EPS multiples of 11.0x to 16.5x to EVO’s 2023 adjusted EPS, reflected in the Management Projections, to derive a range of share prices for EVO. From each of these ranges of implied firm values, Citi subtracted EVO’s net debt of $594 million (calculated as gross debt including pro forma adjustments for pending acquisitions less available cash) and non-controlling interest in consolidated entities of $368 million (including pro forma adjustments for pending acquisitions) and added investments in equity securities of $23 million (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference ranges for EVO (rounded to the nearest $0.05), as compared to the merger consideration of $34.00 per share:”

7.	The first table on page 53 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

Announced	Target	Acquiror	Firm Value / LTM Adjusted EBITDA	Firm Value ($ in billions)
11/15/2020	Nets A/S	Nexi S.p.A.	21.4x	9.2
10/5/2020	SIA S.p.A	Nexi S.p.A.	20.4x	6.5
2/3/2020	Ingenico	Worldline SA	15.5x	10.4
5/28/2019	Total Systems Services	Parent (Global Payments Inc.)	17.4x	25.0
3/18/2019	Worldpay, Inc.	Fidelity National Information Services	22.7x	43.0
1/16/2019	First Data Corporation	Fiserv, Inc.	11.9x	41.2
12/18/2017	Cayan Holdings LLC	Total Systems Services, Inc.	23.3x	1.1
9/25/2017	Nets A/S	Hellman & Friedman	14.3x	6.4
7/21/2017	Paysafe Limited	Blackstone-CVC Consortium	12.7x	4.1
7/4/2017	WorldPay, Inc.	Vantiv	18.6x	12.0
5/29/2017	CardConnect Corp.	First Data Corporation	19.8x	0.8
1/26/2016	TransFirst Inc.	Total Systems Services, Inc.	15.5x	2.4
12/15/2015	Heartland Payment Systems, Inc.	Parent (Global Payments Inc.)	19.6x	4.3

8.	The first full paragraph on page 53 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“Based on the multiples calculated and observed for the selected transactions and its professional judgment and experience, Citi identified and applied a selected reference range of Firm Value / LTM Adjusted EBITDA multiples of 12.0x to 23.0x to EVO’s LTM Adjusted EBITDA for the twelve-month period ended June 30, 2022 (pro forma for pending and completed acquisitions per EVO management), to derive a range of implied firm values for EVO. From this range of implied firm values, Citi subtracted EVO’s net debt of $594 million (calculated as gross debt including pro forma adjustments for pending acquisitions less available cash) and non-controlling interests in consolidated entities of $368 million (including pro forma adjustments for pending acquisitions) and added investments in equity securities of $23 million (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference range for EVO (rounded to the nearest $0.05), as compared to the merger consideration of $34.00 per share:”

9.

The paragraph under the heading “Discounted Cash Flow Analysis” beginning on page 53 and continuing onto page 54 of the Definitive Proxy Statement is hereby amended and restated in its entirety to be read as follows:

“Citi conducted a discounted cash flow analysis of EVO using the Management Projections, in which Citi calculated the estimated present value (as of June 30, 2022) of the standalone unlevered after-tax free cash flows that EVO was forecasted to generate during the last six months of fiscal year 2022 through fiscal year 2028 as reflected in the Management Projections. Based on its professional judgment and experience, Citi calculated terminal values for EVO at the end of the projection period by applying a selected range of perpetuity growth rates of 2.50% to 3.00% (which Citi derived by utilizing its professional judgment and experience and taking into consideration, among other factors, EVO management’s views regarding future growth, as well as long-term growth expectations for the industry and trend in the overall economy generally) to the standalone unlevered after-tax free cash flows of EVO in the terminal year of $374 million, as derived from the Management Projections. Citi then discounted to present value (as of June 30, 2022) the standalone unlevered after-tax free cash flows and implied estimated terminal value using discount rates ranging from 10.25% to 11.50%, derived from a calculation of the weighted average cost of capital of EVO, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment, including target capital structure, after-tax cost of debt, unlevered beta for EVO, tax rates, the equity market risk premium and risk-free rate. This analysis indicated an implied firm value reference range for EVO of approximately $3,095 million to $3,882 million. From this range of implied firm values, Citi subtracted EVO’s net debt of $364 million (calculated as gross debt less available cash) and non-controlling interests in consolidated entities of $368 million (including pro forma adjustments for pending acquisitions) and added investments in equity securities of $23 million (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference range for EVO, as compared to the merger consideration of $34.00 per share:”

10.	The second and third paragraphs appearing in bulleted format on page 54 of the Definitive Proxy Statement are hereby amended and restated in its entirety to be read as follows:

•

“publicly available Wall Street research analysts’ one-year forward price targets, prepared and published by 9 equity research analysts in relation to EVO’s Class A common stock, which indicated an overall low to high price target range of $23.00 to $33.00 per share, implying a range of approximately $20.65 to $30.25 per share on a discounted basis (rounded to the nearest $0.05) when discounted to July 29, 2022 at a discount rate of 12.0%, reflecting a mid-point estimate of EVO’s cost of equity, which discount rate (and estimated cost of equity) Citi determined by application of the capital asset pricing model; and

•

implied premiums paid in selected acquisition transactions involving all-cash consideration with a transaction value greater than $1 billion announced between 2013 and 2022 (as of July 29, 2022) involving U.S. publicly traded companies, resulting in a set of over 500 transactions, which indicated, after applying (i) to $27.34, the closing price per share of EVO’s Class A common stock on July 29, 2022, the last day of trading prior to announcement of the Merger, a selected range of premiums of 20% to 50% (representing approximately the 25th and 75th percentile of the median 1-day premiums in the selected transactions) and (ii) to $23.80, the closing price per share of EVO’s Class A common stock on July 1, 2022, a selected range of premiums of 24% to 51% (representing approximately the 25th and 75th percentile of the median four-week premiums in the selected transactions), an approximate implied per share equity value reference ranges for EVO of $32.80 to $41.00 per share and $29.50 to $35.95 per share, respectively.”

11.	The last paragraph on page 60 that continues onto page 61 of the Definitive Proxy Statement is hereby amended and restated in its entirety to read as follows:

The estimated aggregate amount that would be realized by the four executive officers who are not named executive officers in settlement of their unvested EVO equity awards that were outstanding on September 21, 2022 if the Merger was completed on March 15, 2023 and each executive officer experienced a qualifying termination on that date is $6,165,263. In addition, seven of EVO’s non-employee directors receive an annual award of RSUs that cliff vest on the first anniversary of the date of grant. The estimated aggregate amount that would be realized by seven of EVO’s non-employee directors who hold outstanding EVO RSUs as of September 21, 2022 if the effective time of the Merger occurs prior to the vesting date of such awards (which is March 1, 2023 for Ms. Harland and February 24, 2023 for the other non-employee directors), and such directors’ services were terminated without “cause” on the effective date of the Merger is $1,520,004. These amounts are calculated using a price per share of EVO common stock equal to the merger consideration of $34.00 per share and, in the case of EVO PSUs held by our executive officers, assumed target performance. These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by EVO’s executive officers who are not named executive officers and directors may materially differ from the amounts set forth above.

The $1,520,004 aggregate value is apportioned among the seven EVO non-employee directors as follows:

EVO Non-Employee Director	Value
David W. Leeds	$215,288
Gregory S. Pope	$215,288
John S. Garabedian	$215,288
Laura M. Miller	$215,288
Mark A. Chancy	$215,288
Nikki T. Harland	$228,276
Stacey Valy Panayiotou	$215,288

12.

The section titled “Treatment of EVO Equity Awards” starting on page 77 and ending on page 78 of the Definitive Proxy Statement is hereby amended and restated by adding the following paragraph to the end thereof:

“The only outstanding EVO equity awards held by EVO’s non-employee directors are the remaining $1,520,004 in EVO RSUs granted to such directors. These EVO RSUs will vest and settle if such directors’ services are terminated without “cause” as described on pages 60 and 61 of this Definitive Proxy Statement. Since EVO’s non-employee directors will not continue after the effective time of the Merger, the EVO RSUs will vest at such time and no Parent RSUs or Parent Options will be granted to EVO’s non-employee directors.”

Forward-Looking Statements

This communication contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, regarding EVO Payments, including, but not limited to, statements about the strategic rationale and benefits of the proposed transaction between Global Payments and EVO Payments, including future financial and operating results, Global Payments’ or EVO Payments’ plans, objectives, expectations and intentions and the expected timing of completion of the proposed transaction. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “targeted,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Global Payments’ or EVO Payments’ control. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Global Payments’ and EVO Payments’ ability to complete the potential transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and EVO Payments stockholders’ approvals and the satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk that EVO Payments’ business will not be integrated successfully, including with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units, or that such integration may be more difficult, time-consuming or costly than expected; the continued availability of capital and financing for Global Payments following the proposed transaction; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers, including as it relates to EVO Payments’ ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; failing to comply with the applicable requirements of Visa, Mastercard or other payment networks or card schemes or changes in those requirements; the ability of EVO Payments to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the business, economic and political conditions in the markets in which EVO Payments operate; the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the potential transaction on the market price of EVO Payments’ common stock; the risk of potential stockholder litigation associated with the potential transaction, including resulting expense or delay; regulatory initiatives and changes in tax laws; the impact of the COVID-19 pandemic on the operations and financial results of EVO Payments or the combined company; general economic conditions; and other risks and uncertainties affecting Global Payments and EVO Payments, including those described from time to time under the caption “Risk Factors” and elsewhere in Global Payments’ and EVO Payments’ Securities and Exchange Commission (“SEC”) filings and reports, including Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2021, EVO Payments’ Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and future filings and reports by either company. Moreover, other risks and uncertainties of which EVO Payments is not currently aware may also affect EVO Payments’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. EVO Payments cautions investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by EVO Payments on its website or otherwise. EVO Payments undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between Global Payments and EVO Payments. In connection with the proposed transaction, EVO Payments has filed the Definitive Proxy Statement with the SEC. EVO Payments may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF EVO PAYMENTS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about EVO Payments and the proposed transaction through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by EVO Payments will be available free of charge on EVO Payments’ website at www.evopayments.com under the heading “Investors” or, alternatively, by directing a request by telephone or mail to EVO Payments at (770) 336-8463 or Ten Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia, 30328, Attention: Investor Relations.

Participants in the Solicitation

EVO Payments, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from EVO Payments’ stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EVO Payments stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Definitive Proxy Statement that has been filed with the SEC. Information about these persons is included in EVO Payments’ annual proxy statement and in other documents subsequently filed with the SEC, including the Definitive Proxy Statement.